EXHIBIT (3i)(c)

                    CERTIFICATE OF AMENDMENT

                               OF

          SECOND RESTATED CERTIFICATE OF INCORPORATION

                               OF

                           ZAYRE CORP.




Pursuant to Section 242 of the Delaware General Corporation Law


     We, Arthur F. Loewy, Executive Vice President - Finance, and

Jay H. Meltzer, Secretary, of ZAYRE CORP.  (the "Corporation"), a

corporation organized and existing under the laws of the State of

Delaware, do hereby certify under the seal of the Corporation as follows:


     1. The Second Restated Certificate of Incorporation, as amended, of the Corporation is hereby further amended by adding the following clause (m) of Article EIGHTH after clause (l) of Article EIGHTH, to read as follows:

     (m) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the full extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     2. The Board of Directors at its April 9, 1987 meeting recommended that the foregoing amendment be adopted by the stockholders and the foregoing amendment has been duly adopted by the vote of a majority of the shares of outstanding Common Stock of the Corporation entitled to vote thereon at the Annual Meeting of Stockholders of the Corporation held on June 2, 1987.

     IN WITNESS WHEREOF, we have hereunto set our hands and the seal of the Corporation this 2nd day of June, 1987.



                              /s/ A. F. Loewy
                              Arthur F. Loewy
                              Executive Vice President - Finance

                    Attest:   /s/ Jay H. Meltzer
                              Jay H. Meltzer
                              Secretary


(Corporate Seal)